Exhibit 5.1
[Letterhead of Covington & Burling LLP]
February 19, 2010
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     We have acted as counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) up to $702,000,000 in aggregate principal amount of 8.75% Notes due 2020 of the Company (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2010 (such registration statement, as amended, is herein referred to as the “Registration Statement”). As described in the Registration Statement, the Exchange Notes and the Guarantees will be exchanged for the Company’s outstanding 7.857% Notes due 2011 (the “Existing Notes”). The Company will issue the Exchange Notes and the Guarantors will provide the Guarantees pursuant to an Indenture between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), dated as of March 1, 1999 (the “Base Indenture”), as supplemented by a Supplemental Indenture, to be entered into by the Company, the Trustee and the Guarantors (the “Supplemental Indenture”). The Base Indenture is filed as Exhibit 4.1 to the Registration Statement and the form of the Supplemental Indenture is filed as Exhibit 4.2 to the Registration Statement.
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Company and the Guarantors that are incorporated or formed in the State of Ohio, the State of Arizona or the province of Ontario, Canada (such Guarantors, listed on Schedule B hereto, the “Non-Covered Guarantors”), are validly existing and in good standing under the laws of the jurisdiction in which each is incorporated or formed, as applicable, and that each has the corporate or limited liability company power and authority, as applicable, to execute, deliver and perform the Supplemental Indenture, the Exchange Notes and the Guarantees, as applicable. We have assumed further that the Company has duly authorized, executed and delivered the Base Indenture. We have assumed further that each of the Company and the Non-Covered Guarantors has duly authorized the Supplemental Indenture, the Exchange Notes and the Guarantees, as applicable. With respect to all matters of Ohio law, we note that you are relying on an opinion of David Bialosky, Senior Vice President, General Counsel and Secretary of the Company, which is filed as Exhibit 5.2 to the Registration Statement. With respect to all matters of Arizona law, we note that you are relying on an opinion of Squire, Sanders & Dempsey L.L.P., which is filed as Exhibit 5.4 to the Registration Statement. With respect to all matters of the law of the province of Ontario, Canada, we note that you are relying on an opinion of Fasken Martineau DuMoulin LLP, which is filed as Exhibit 5.3 to the Registration Statement.
     We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.
     Based upon the foregoing, and subject to the qualification set forth below, we are of the opinion that when (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all Prospectus Supplements required by applicable law have been delivered and filed as required by such applicable laws, (ii) the Supplemental Indenture has been duly executed and delivered by the Company and the

Guarantors, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Base Indenture, as supplemented by the Supplemental Indenture, and (iv) the Exchange Notes have been duly issued and delivered by the Company in exchange for the Existing Notes, all in accordance with the exchange offer and consent solicitation contemplated by the Registration Statement, the Exchange Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     The foregoing opinion is subject to the qualification that we express no opinion as to waivers of defenses to the extent that such defenses cannot, as a matter of law, be effectively waived.
     We are members of the bars of the State of New York and the State of California. We do not express any opinion herein on any laws other than the law of the State of New York, the law of the State of California, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal law of the United States of America.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Covington & Burling LLP
Covington & Burling LLP

SCHEDULE A
Guarantors

Guarantor	State of Incorporation or Formation

Celeron Corporation	Delaware

Dapper Tire Co., Inc.	California

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Wheel Assemblies Inc.	Delaware

Wingfoot Commercial Tire Systems, LLC	Ohio

Wingfoot Ventures Eight Inc.	Delaware

SCHEDULE B
Non-Covered Guarantors

Guarantor	State of Incorporation or Formation

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Farms, Inc.	Arizona

Wingfoot Commercial Tire Systems, LLC	Ohio